EXHIBIT 99.1

FOR IMMEDIATE RELEASE

CHARMING SHOPPES PROVIDES MID-QUARTER SALES UPDATE;
UPDATES EARNINGS OUTLOOK FOR FOURTH QUARTER

Bensalem, PA, January 17, 2007 - Charming Shoppes, Inc. (NASDAQ:CHRS) a leading multi-brand, multi-channel specialty apparel retailer specializing in women's plus-size apparel, today reported sales for the nine and forty-eight weeks ended December 30, 2006, and provided an update to its earnings projections for the fourth quarter ending February 3, 2007.

Consolidated net sales for the nine weeks ended December 30, 2006 increased 3% to $654.4 million, compared to net sales of $634.6 million for the nine weeks ended December 31, 2005. Net sales for the Company's direct-to-consumer segment were $121.6 million during the nine weeks ended December 30, 2006, compared to $129.6 million during the nine weeks ended December 31, 2005. Net sales for the Company's retail stores segment were $532.8 million during the nine weeks ended December 30, 2006, compared to $505.1 million during the nine weeks ended December 31, 2005. Consolidated comparable store sales for the Company’s retail store brands decreased 2% during the nine weeks ended December 30, 2006, compared to an increase of 7% during the nine weeks ended December 31, 2005.

Consolidated net sales for the forty-eight weeks ended December 30, 2006 increased 10% to $2.847 billion, compared to net sales of $2.590 billion for the forty-eight weeks ended December 31, 2005. Net sales for the Company's direct-to-consumer segment were $399.8 million during the forty-eight weeks ended December 30, 2006. Net sales for the Company's retail stores segment were $2.448 billion during the forty-eight weeks ended December 30, 2006, compared to $2.318 billion during the forty-eight weeks ended December 31, 2005. Consolidated comparable store sales for the Company’s retail store brands were flat during the forty-eight weeks ended December 30, 2006, compared to an increase of 3% during the forty-eight weeks ended December 31, 2005.

Commenting on sales, Dorrit J. Bern, Chairman, Chief Executive Officer and President of Charming Shoppes, Inc., said, “Our holiday sales trends were slightly below our expectations. These trends compare to our strong performance during this period last year, particularly at our Catherines and Lane Bryant brands, which achieved comparable stores sales increases last year of 20% and 9%, respectively. Additionally, sales in our e-commerce channel grew significantly over the year-ago holiday period, driven primarily by strong increases at our Lane Bryant brand. We continue to experience comparable store sales increases in our Lane Bryant strip and lifestyle center locations and remodeled Lane Bryant Cacique intimate apparel stores. Further, our recently launched 82 Lane Bryant outlet stores performed well during the holiday season and have exceeded our expectations since their launch. However, we believe the success of the outlet stores had some impact on our Lane Bryant full line stores.

“Warmer than normal temperatures in most of the country contributed to lower than planned sales in cold weather items, such as sweaters and coats. However, we have operated with strong inventory management of our seasonal inventories, which are projected to be within plan at the end of January 2007.”

Comparable store sales by retail store brand for the nine and forty-eight weeks ended December 30, 2006, were:

	Nine Weeks Ended	Forty-eight Weeks Ended
	December 30, 2006	December 30, 2006
Lane Bryant Stores	-3%	1%
Fashion Bug Stores	-3%	-1%
Catherines Stores	1%	4%
Consolidated Retail Store Brands	-2%	0%

Updated Outlook for the Fourth Quarter ending February 3, 2007
For the fourth quarter ending February 3, 2007, the Company has updated its projection for diluted earnings per share to a range of $0.18 - $0.20, an increase of 20% - 33% compared to the corresponding period ended January 28, 2006. This projection assumes total sales in a range of $860 to $870 million and negative low single digit consolidated comparable store sales for the Company’s retail stores, compared to a 7% comparable store sales increase in the corresponding period of the prior year. Previously, the Company had projected diluted earnings per share in the range of $0.21 - $0.22 for the fourth quarter ending February 3, 2007. For the corresponding period ended January 28, 2006, diluted earnings per share were $0.15.

Updated Outlook for the Fiscal Year ending February 3, 2007
For the fiscal year ending February 3, 2007, the Company has updated its projection for diluted earnings per share to a range of $0.81 - $0.83, which represents record earnings per share, and an increase of 7% - 9% compared to diluted earnings per share of $0.76 for the fiscal year ended January 28, 2006. Previously, the Company had projected diluted earnings per share in the range of $0.84 - $0.85.

At December 30, 2006, Charming Shoppes, Inc. operated 2,402 retail stores in 48 states under the names LANE BRYANT®, FASHION BUG®, FASHION BUG PLUS®, CATHERINES PLUS SIZES®, LANE BRYANT OUTLET™, and PETITE SOPHISTICATE OUTLET™. During the forty-eight weeks ended December 30, 2006 the Company opened 198 (including 125 Lane Bryant and Petite Sophisticate Outlet stores), relocated 61, and closed 32 retail stores.  The Company ended the period with 1,021 Fashion Bug and Fashion Bug Plus stores, 869 Lane Bryant and Lane Bryant Outlet stores, 467 Catherines Plus Sizes stores, and 45 Petite Sophisticate Outlet stores. Apparel, accessories, footwear and gift catalogs, including the following titles, are operated by Charming Shoppes’ Crosstown Traders: Old Pueblo Traders, Bedford Fair, Willow Ridge, Lew Magram, Brownstone Studio, Regalia, Intimate Appeal, Monterey Bay Clothing Company, Coward Shoe and Figi's. Please visit www.charmingshoppes.com for additional information about Charming Shoppes, Inc.

This press release contains certain forward-looking statements concerning the Company's operations, performance, and financial condition. Such forward-looking statements are subject to various risks and uncertainties that could cause actual results to differ materially from those indicated. Such risks and uncertainties may include, but are not limited to: the failure to implement the Company’s business plan for increased profitability and growth in the Company’s retail stores and direct-to-consumer segments, the failure to successfully implement the Company’s expansion of Cacique through new store formats, the failure to successfully implement the Company’s integration of operations of, and the business plan for, Crosstown Traders, Inc., adverse changes in costs vital to catalog operations, such as postage, paper and acquisition of prospects, declining response rates to catalog offerings, failure to maintain efficient and uninterrupted order-taking and fulfillment in our direct-to-consumer business, changes in or miscalculation of fashion trends, extreme or unseasonable weather conditions, economic downturns, escalation of energy costs, a weakness in overall consumer demand, failure to find suitable store locations, the ability to hire and train associates, trade and security restrictions and political or financial instability in countries where goods are manufactured, the interruption of merchandise flow from the Company’s centralized distribution facilities, competitive pressures, and the adverse effects of natural disasters, war, acts of terrorism or threats of either, or other armed conflict, on the United States and international economies. These, and other risks and uncertainties, are detailed in the Company's filings with the Securities and Exchange Commission, including the Company's Annual Report on Form 10-K for the fiscal year ended January 28, 2006 and other Company filings with the Securities and Exchange Commission. Charming Shoppes assumes no duty to update or revise its forward-looking statements even if experience or future changes make it clear that any projected results expressed or implied therein will not be realized.

CONTACT:	Gayle M. Coolick
Director of Investor Relations
215-638-6955